As filed with the Securities and Exchange Commission on March 26, 2019

Registration No. 333-229083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM F-1

ON FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CELLECT BIOTECHNOLOGY LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

23 Hata’as Street
Kfar Saba, Israel 44425
(+972) (9) 974-1444

(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue
Newark, Delaware 19711
(302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ronen Kantor, Esq. Giora Gutman, Esq. Doron Tikotzky Kantor Gutman & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: (+972) (3) 613-3371	Gary Emmanuel, Esq. Mark Selinger, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cellect Biotechnology Ltd., or the Registrant filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-229083) on December 28, 2018, as subsequently amended, which was declared effective by the SEC on February 7, 2019 (the “Registration Statement”). The Registration Statement originally covered a public offering of (i) 1,889,000 Units, with each Unit consisting of one American Depositary Share, or ADS, and a warrant to purchase one ADS, or Warrant, (ii) 2,444,800 Pre-funded Units, with each Pre-funded Unit consisting of a pre-funded warrant to purchase one ADS, or Pre-funded Warrant, and a Warrant to purchase one ADS, and (iii) an over-allotment option to purchase up to 650,070 additional ADSs and/or 650,070 Warrants to purchase up to an additional 650,070 ADSs.

This Post-Effective Amendment No. 1 is being filed by the Registrant to convert the Registration Statement into a Registration Statement on Form F-3 and register the ADSs issuable upon exercise of (i) Warrants that were issued as part of the public offering, including Warrants purchased pursuant to the exercise of the underwriters’ overallotment option, and (ii) Pre-funded Warrants that were issued as part of the public offering.

No additional securities are being registered under this Post-Effective Amendment No. 1. Accordingly, this Post-Effective Amendment No. 1 concerns only the offer and sale of ADSs issuable from time to time upon exercise of such warrants that remain unexercised.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 26, 2019

This prospectus relates to the issuance of up to 4,983,870 American Depositary Shares, or ADSs, upon the exercise of the following warrants (1) 4,983,720 warrants to purchase 4,983,720 ADSs that were issued as part of a public offering, including warrants purchased pursuant to the exercise of an underwriters’ overallotment option, which are exercisable at an exercise price of $1.50 per ADS, and were exercisable immediately upon issuance and expire on February 11, 2024, or the Warrants, and (2) pre-funded warrants to purchase 150 ADSs that were issued as part of a public offering, which are exercisable at an exercise price of $0.01 per ADS, and were exercisable immediately upon issuance, or the Pre-funded Warrants. Each ADS represents 20 of our ordinary shares, no par value, or the ordinary shares.

Our ADSs and our listed warrants trade on the Nasdaq Capital Market, or Nasdaq, under the symbol “APOP” and “APOPW”, respectively. On March 25, 2019, the last reported sale price of our ADSs and listed warrants on Nasdaq was $0.95 per ADS and $0.314, respectively. We do not intend to apply for listing of the Warrants or Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants and Pre-funded Warrants will be limited.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in ADSs involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 6 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March         , 2019

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Cellect”, “the Company” and “our Company” refer to Cellect Biotechnology Ltd. and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, “warrants” and “share capital” refer to the ordinary shares, ADSs, warrants and share capital, respectively, of Cellect.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

OUR BUSINESS

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before making an investment in our securities.

Overview

We are an emerging biotechnology company that has developed a novel technology platform known as ApoGraft that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in cell based medicine and research.

We believe our innovative technology platform represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the stem cells from various starting bulk of cells while neutralizing harmful mature cells from this bulk of raw material. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the stem cell population.

Our ApoGraft technology platform takes advantage of a functional characteristic of stem cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and homeostasis of all organisms. Stem cells flourish in an environment where normal cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently developing our first product based on our ApoGraft technology platform, the ApoTainer selection kit that utilizes FasL-coated paramagnetic beads. The ApoTainer selection kit is intended to be an easy to use, cost effective, off the shelf stem cell selection kit. In October 2018, we announced that we optimized the beads size, coating technology, elimination of the release of FasL into the medium, all while preserving the biological activity observed in our ongoing human clinical trial. Pre-clinical proof of concept testing of the ApoTainer has shown that the use of FasL-coated paramagnetic beads significantly increases the active surface allowing a dramatic increase of interactions between the selecting agent and the cells. Further, such testing showed that the outcome increases specific elimination of certain (but not all) of the non-stem cells while full preservation of the number and function of the stem and progenitor cells.

The ApoGraft technology platform is being tested for clinical use in allogeneic (using stem cells from a donor) hematopoietic stem cell transplantation, or HSCT for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases) but is rarely used due to severe toxicity. Application of allogeneic HSCT is limited by graft-versus-host-disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in much higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening advanced diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff — failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our ApoGraft technology platform in order to clinically validate that our technology can efficiently select stem cells resulting in neutralizing harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of our ApoGraft technology platform for the treatment of other indications (e.g., nonmalignant bone marrow failure, solid organ transplantation and auto-immune diseases) and consequently for the adoption of our ApoGraft technology platform by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after the first reported results of our human trials, as discussed further below, we will achieve validation of our product’s safety profile, which may result in expediting further development of our technology for multiple indications before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our ApoGraft technology platform in the near term.

We currently plan to bring our ApoTainer selection kits to market for HSCT as a medical device and regulated under Center for Biologics Evaluation and Research, or CBER. In February 2019, we filed a Pre-Request for Designation, or Pre-RFD to the FDA to designate the Apotainer as a medical device under the regulation of the CBER. Under the Pre-RFD, the FDA will provide a preliminary, nonbinding assessment of the regulatory identity or classification of our ApoTainer selection kits and an assessment of which Center will regulate the product.

In September 2017, we announced that the FDA granted orphan drug designation for ApoGraft for the prevention of acute and chronic GvHD in transplant patients. We plan in the future to apply for fast track and breakthrough technology, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

Our development efforts to date have primarily culminated in two studies performed on human HSCT grafts. The first studywhich began in 2015 and is ongoing. In this study we used small portions received under ethical committee approval from human donors to validate and optimize the process and show robustness and repeatability of the process. More than 200 ApoGraft samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony formation and anti-cancer activity). The samples represented 5% of a graft used for transplantation into patients. The grafts were processed in vitro and in vivo (mice) allowing stem cell production for transplantation using ApoGraft. The use of the ApoGraft in the pre-clincal setting resulted in a significant increase in the death of certain subpopulations of mature immune cells, primarily unique subsets of T Lymphocytes, without compromising the quantity and quality of stem cells.

The second study, which was initiated in the first quarter of 2017, is a Phase I/II, dose escalating, 4-cohort, open label clinical trial of up to twelve patients designed to evaluate the safety and tolerability of functionally selected donor derived mobilized peripheral blood cells that underwent our ApoGraft process and were transplanted into patients with hematological malignancies in an allogeneic hematopoietic stem cell transplantation. The primary endpoint of the study is overall incidence, frequency and severity of adverse events potentially related to ApoGraft at 180 days from transplantation. The first patient was recruited for this trial in February, 2017 and in October 2018, we announced that the first six patients finished first month follow up and all these patients have shown 100% engraftment with no procedure related adverse events and that the first three patients of the trial completed the 180-day study period with full safety and tolerability. As of the date of this prospectus, 8 patients have been treated with ApoGraft in the study. We expect to report mid-study results from the trial in the first half of 2019 and topline results from the trial in late 2019 or early 2020.

Patients who complete the Phase I/II study are given the option to enroll in a non-interventional long-term follow-up study for up to two years post-transplantation to assess incidence, grade and stage of acute GvHD and chronic GvHD, non-relapse related mortality, disease relapse/recurrence and overall survival.

We aim to commence a second human ApoGraft trial in the United States for patients with hematological malignancies in halploidentical HSCT (donors and patients are half matched), or haplo-HSCT, by the end of 2019. To this end, we are collaborating with Washington University for the initiation of this trial. The collaboration is being led by Professor John DiPersio, Director of the Center for Gene and Cellular Immunotherapy at Washington University School of Medicine and President of the American Society for Blood and Marrow Transplantation, and Professor Mark Schroeder, an expert in bone marrow transplantation in the Division of Oncology at Washington University School of Medicine. This clinical study aims to determine the safety and tolerability of ApoGraft for bone marrow transplantations with haplo-HSCT in a Phase I study.

Previously, in May 2017, we announced that the FDA provided us with pre-Investigational New Drug, or IND, meeting minutes supporting an IND submission for ApoGraft. We plan to file an IND with the FDA during 2019.

We are also conducting studies on mesenchymal stem cells, or MSC, derived from fat tissues. In October 2017, we announced positive results from a  more than 20-patient study on the use of our selection platform technology on stem cells derived from fat tissues. The study comprised samples obtained via liposuction from over 20 adult patients and was conducted in collaboration with the Plastic Surgery Department and the Microsurgery and Plastic Surgery Laboratory of the Tel-Aviv Medical Center (Ichilov Hospital). Fat-derived stem cells were treated according to our protocols and have shown that our selection platform technology led to both an expansion of cells and an improvement in their unique cell activity and attributes. The ability of those cells to create colonies and differentiate into bone was enhanced significantly after only a short incubation. In addition, in October 2018, we announced that we achieved positive results on the use of human fat derived stem cells treated with the ApoGraft process in orthopedic treatments of animals.

We expect to announce in 2019 pre-clinical results for the use of human fat derived stem cells treated with ApoGraft in animal models. Furthermore, we plan on submitting an IND or IDE for the initiation of a Phase I/II trial of ApoGraft for anti-inflammatory indications and/or an orthopedic indications.

Our Corporate Information

Our legal and commercial name is Cellect Biotechnology Ltd. We were established as a private company limited by shares under the laws of the State of Israel on August 4, 1986, under the name Montiger Ltd. Between 1986 and 2013, we underwent several name changes, most recently on August 28, 2013, when we changed our name from T.R.F. Capital Ltd. to Cellect Biomed Ltd. On May 16, 2016, we obtained shareholder approval to change our name to Cellect Biotechnology Ltd. We formally changed our name to Cellect Biotechnology Ltd. on July 21, 2016. On July 29, 2016, our ADSs and listed warrants, commenced trading on The Nasdaq Capital Market under the symbols “APOP” and “APOPW”, respectively. From 1990 to September 3, 2017, our shares were traded on the Tel Aviv Stock Exchange.

From October 25, 2012 until July 1, 2013, we did not have any business operations, excluding administrative management. On June 30, 2013, a general meeting of our shareholders approved our merger by way of share exchange with Cellect Biotherapeutics. As a result of the merger, which closed on July 1, 2013, Cellect Biotherapeutics became a fully owned subsidiary and we issued to shareholders of Cellect Biotherapeutics 44,887,373 ordinary shares, options (Series 1) exercisable for 227,358 ordinary shares, and options (Series 2) exercisable for 341,037 ordinary shares (all of such 341,037 options were subsequently exercised into ordinary shares), which constituted approximately 85% of our then outstanding share capital and 85% of our then outstanding share capital on a fully diluted basis.

Cellect Biotherapeutics was established as a private company limited by shares under the State of Israel on June 9, 2011 for the purpose of developing novel and unique technologies that allow the functional selection of stem cells through the substantial reduction of the complications that exist today in acceptable selection methods and increasing the chances of success of stem cell therapies.

Our principal offices are located at 23 HaTa’as St., Kfar Saba, Israel 44425, and our telephone number is +972-9-974-1444. Our primary internet address is www.cellect.co. None of the information on our website is incorporated by reference herein. Puglisi & Associates is our agent for service of process in the United States, and its address is 850 Library Avenue, Newark, Delaware 19711.

THE OFFERING

Securities offered by us	Up to 4,983,870 ADSs, upon the exercise of the following warrants: (1) 4,983,720 Warrants to purchase 4,983,720 ADSs and (2) 150 Pre-funded Warrants to purchase 150 ADSs.

Description of the Warrants	The Warrants have a per share exercise price of $1.50. The Investor Warrants were exercisable immediately upon issuance and will expire on February 11, 2024.

Description of the Pre-Funded Warrants	The Pre-Funded Warrants have a per share exercise price of $0.01. The Pre-funded Warrants were exercisable immediately upon issuance.

Ordinary shares outstanding immediately after this offering	323,765,199 ordinary shares if the Warrants and Pre-funded Warrants offered in this offering are exercised in full.

Listing	Our ADSs and our listed warrants are listed on Nasdaq under the symbols “APOP” and “APOPW” respectively. We do not intend to apply for listing of the Warrants or Pre-funded Warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Warrants or Pre-funded Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants or Pre-funded Warrants will be limited.

Depositary	The Bank of New York Mellon.

The ADSs

Each ADS represents 20 ordinary shares.

The depositary will hold the ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Risk Factors	You should read the “Risk Factors” section starting on page 6 of this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 224,087,799 ordinary shares outstanding as of March 12, 2019, and excludes:

●	2,641,693 ordinary shares held in treasury;

●	13,014,146 ordinary shares issuable upon the exercise of 13,014,146 options at a weighted average exercise price of NIS 1.18 ($0.33) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 1,548,784 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan; and

●	120,785,840 ordinary shares underlying 6,039,292 ADSs issuable upon exercise of warrants at a weighted average exercise price of $2.55.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares or ADSs as described above, and excludes the issuance of warrants to H.C. Wainwright & Co. LLC, or Wainwright, pursuant to a “tail” under an engagement agreement previously entered into with Wainwright.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements made under “Our Business,” “Risk Factors,” “Use of Proceeds,” and elsewhere or incorporated by reference in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “project,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends,” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe, or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses and needs for additional capital to fund our operations and our inability to obtain additional capital on acceptable terms, or at all;

●	our ability to continue as a going concern;

●	uncertainties of cash flows and inability to meet working capital needs;

●	our ability to obtain regulatory approvals;

●	our ability to obtain favorable pre-clinical and clinical trial results;

●	our technology may not be validated and our methods may not be accepted by the scientific community;

●	difficulties enrolling patients in our clinical trials;

●	the ability to timely source adequate supply of FasL;

●	risks resulting from unforeseen side effects;

●	our ability to establish and maintain strategic partnerships and other corporate collaborations;

●	the scope of protection we are able to establish and maintain for intellectual property rights and our ability to operate our business without infringing the intellectual property rights of others;

●	competitive companies, technologies and our industry;

●	unforeseen scientific difficulties may develop with our technology; and

●	our ability to retain or attract key employees whose knowledge is essential to the development of our products;

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

In the event of full exercise for cash of all of the Warrants and Pre-funded Warrants that remain outstanding, we will receive gross proceeds of approximately $7.48 million.

We intend to use the net proceeds from the sale of our securities in this offering for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses. However, we have no present binding commitments or agreements to enter into any acquisitions. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development and commercialization efforts, whether or not we enter into strategic collaborations or partnerships, and our operating costs and expenditures. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2018.

The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2018
Actual
(U.S. Dollars, in thousands)
Warrant liability:	485

Shareholders’ equity:	-
Ordinary shares, no par value: 130,414,799 ordinary shares outstanding, excluding ordinary shares held in treasury, ordinary shares issuable upon the exercise of options, ordinary shares underlying ADSs issuable upon exercise of Representative Warrants, investor warrants, placement agent warrants, or warrants.	-
Additional paid-in capital	25,370
Share-based payments	3,287
Treasury shares	(2,515)
Accumulated deficit	(22,427)
Total shareholders’ equity	3,715
Total capitalization (warrant liabilities and equity)	4,200

The above discussion and table are based on 130,414,799 ordinary shares outstanding as of December 31, 2018. This number excludes, as of such date:

●	2,641,693 ordinary shares held in treasury;

●	13,014,146 ordinary shares issuable upon the exercise of 13,014,146 options at a weighted average exercise price of NIS 1.18 ($0.33) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 1,548,784 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan; and

●	26,929,620 ordinary shares underlying 1,346,481 ADSs issuable upon exercise of warrants at a weighted average exercise price of $8.45;

DESCRIPTION OF OFFERED SECURITIES

This prospectus relates to (1) 4,983,720 Warrants to purchase 4,983,720 ADSs that were issued as part of a public offering, including warrants purchased pursuant to the underwriters’ overallotment option, which are exercisable at an exercise price of $1.50 per ADS, and were exercisable immediately upon issuance and expire on February 11, 2024,; and (2) Pre-funded Warrants to purchase 150 ADSs that were issued as part of a public offering, which are exercisable at an exercise price of $0.01 per ADS, and were exercisable immediately upon issuance.

As of March 12, 2019 our authorized share capital consists of 500,000,000 ordinary shares, no par value. As of March 12, 2019, there are 224,087,799 ordinary shares outstanding (which excludes 2,641,693 ordinary shares held in treasury). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will deliver ADSs upon the exercise of any Warrants. Each ADS issued upon such exercise will represent 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with The Bank of New York Mellon at its offices in Manchester, U.K., as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, NY, NY 10286.

You may hold ADSs either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information” on page 18.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation” below. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested. In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 60 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property. Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holdings of uncertificated ADSs and holdings of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Warrants

The following summary of certain terms and provisions of Warrants and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrant.

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Warrant.

Form

The Warrants were issued in electronic book-entry form to the investors. ComputerShare Inc. acts as Warrant Agent with respect to the Warrants.

Exercisability

The Warrants are exercisable immediately upon issuance and at any time up to _______, 2024. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Warrant, the holder will not have the right to exercise the Warrants, in whole or in part, if the holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise

In the event that a registration statement covering the ADSs underlying the Warrants is not effective, and an exemption from registration is not available for the resale of ADSs underlying the Warrants, the holder may, in its sole discretion, exercise the Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the Warrant.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Warrants is equal to $1.50 and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions.

Fundamental Transaction

If, at any time while the Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires at least 50% of the outstanding ordinary shares, (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of those Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holders upon surrender of the Warrants to the Company, together with the appropriate instruments of transfer.

Listing

We do not plan on applying to list the Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Rights as a Shareholder

Except as otherwise provided in the Warrant or by virtue of such holder’s ownership of ADSs, the holder of Warrants does not have rights or privileges of a holder of ADSs, including any voting rights, until the holder exercises the Warrants.

Pre-funded Warrants

The following summary of certain terms and provisions of Pre-funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrant.

Form

The Pre-funded Warrants were issued in electronic book-entry form to the investors. ComputerShare Inc. acts as Warrant Agent with respect to the Pre-funded Warrants.

Exercisability

The Pre-funded Warrants are exercisable until fully exercised. The Pre-funded Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the Pre-funded Warrant, a holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) may not exercise any portion of the Pre-funded Warrants to the extent that the holder would own more than 4.99% of the outstanding ordinary shares after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase or decrease the amount of ownership of outstanding shares after exercising the holder’s warrants, as applicable, up to 9.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

In the event that at any time a registration statement covering the resale of the ADSs underlying the Pre-funded Warrants is not effective, or no current prospectus is available for the resale of the ADSs underlying the Pre-funded Warrants, the holder may, in its sole discretion, exercise Pre-funded Warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the Pre-funded Warrant.

Exercise Price

The initial exercise price per ADS purchasable upon exercise of the Pre-funded Warrants is equal to $0.01.

Listing

We do not plan on applying to list the Pre-funded Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transaction

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of the outstanding ordinary shares, (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of Pre-funded Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ADSs then issuable upon exercise of those Pre-funded Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Shareholder

Except as otherwise provided in the form of Pre-funded Warrant or by virtue of such holder’s ownership of ADSs, the holder of Pre-funded Warrants does not have rights or privileges of a holder of ADSs, including any voting rights, until the holder exercises the warrants.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance of up to 4,983,870 ADSs, upon the exercise of the following warrants (1) 4,983,720 Warrants to purchase 4,983,720 ADSs that were issued as part of a public offering, including warrants purchased pursuant to the exercise of an underwriters’ overallotment option, which are exercisable at an exercise price of $1.50 per ADS, and were exercisable immediately upon issuance and expire on February 11, 2024, and (2) Pre-funded Warrants to purchase 150 ADSs that were issued as part of a public offering, which are exercisable at an exercise price of $0.01 per ADS, and were exercisable immediately upon issuance.. The ongoing offer and sale by us of the ADSs issuable upon exercise of the Warrants and Pre-funded Warrants is being made pursuant to this prospectus.

We will deliver ADSs upon exercise of the Warrants and Pre-funded Warrants, in whole or in part. We will not issue fractional ADSs. Each Warrant and Pre-funded Warrant contains instructions for the exercise. In order to exercise a Warrant or Pre-funded Warrant, the holder must deliver the information required by the applicable warrant agreement, along with payment of the exercise price, if the exercise price is being paid in cash, for the ADSs to be purchased. We will then deliver our ADSs in the manner described in the applicable warrant agreement.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPERTS

The consolidated financial statements of Cellect Biotechnology Ltd. and its subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 b to the consolidated financial statements), included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing

LEGAL MATTERS

Doron Tikotzky Kantor Gutman & Amit Gross, Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law and McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. federal securities law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are available to you on the SEC’s Web site at http://www.sec.gov.

In addition, since our ordinary shares were traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements, we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 18, 2019; and

●	the description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on July 27, 2016 including any amendment or report filed for the purpose of updating such description;

 In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

(+972) (9) 974 1444

Attention: Investor Relations

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the judgment was obtained by fraud;

●	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PROSPECTUS

March    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. We may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure an office holder against the aforementioned liabilities as well as the following liabilities:

●	a breach of duty of care to the company or to a third party;

●	any other action which is permitted by law to insure an office holder against;

●	expenses incurred and/or paid by the office holder in connection with an administrative enforcement procedure under any applicable law including the Efficiency of Enforcement Procedures and the Israeli Securities Law, which we refer to as an Administrative Enforcement Procedure, and including reasonable litigation expenses and attorney fees; and

●	a financial liability in favor or a victim of a felony pursuant to Section 52 of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure.

Prior to the closing of this offering, we intend to enter into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our articles of association, the Companies Law and the Israeli Securities Law, including expenses incurred and/or paid by the office holder in connection with an Administrative Enforcement Procedure. The indemnification thereunder will be limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our net assets based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law.

Item 9. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description

3.1

Articles of Association of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original and incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 7, 2016)

3.2	Certificate of Name Change of Cellect Biotechnology Ltd. (unofficial English translation from Hebrew original and incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on December 28, 2018)

4.1	Form of Deposit Agreement dated as of July 28, 2016, by and among Cellect Biotechnology Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares (incorporated herein by reference to the Registration Statement on Form F-1 filed with the SEC on July 26, 2016)

4.2	Specimen American Depositary Receipt (included in Exhibit 4.1).

4.3	Form of Warrant Agent Agreement dated between Cellect Biotechnology Ltd. and Computershare Inc., as warrant agent, including the form of Warrant (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form F-1 filed with the Securities and exchange Commission on February 7, 2019)

4.4	Form of Pre-Funded Warrant Agent Agreement between Cellect Biotechnology Ltd. and Computershare Inc., as warrant agent, including the form of Pre-funded Warrant (incorporated by reference to Exhibit 4.7 of the Registration Statement on Form F-1 filed with the Securities and exchange Commission on February 7, 2019)

5.1	Opinion of Doron Tikotzky Kantor Gutman & Amit Gross, Israeli counsel to Registrant (included as Exhibit 5.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on February 7, 2019).

5.2

Opinion of McDermott Will & Emery LLP, U.S. counsel to Registrant (included as Exhibit 5.2 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on February 7, 2019).

23.1	Consent of Kost Forer Gabbay & Kasierer

23.2	Consent of Doron Tikotzky Kantor Gutman & Amit Gross (included in Exhibit 5.1)

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.2)

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on December 28, 2018)

Item 10.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, State of Israel on this 26th day of March, 2019.

CELLECT BIOTECHNOLOGY LTD.

By:	/s/ Dr. Shai Yarkoni
Name: Dr. Shai Yarkoni
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Dr. Shai Yarkoni	Chief Executive Officer and Director
Dr. Shai Yarkoni	(principal executive officer)	March 26, 2019

/s/ Eyal Leibovitz	Chief Financial Officer
Eyal Leibovitz	(principal financial officer and principal accounting officer)	March 26, 2019

*	Chairman of the Board
Kasbian Nuriel Chirich		March 26, 2019

*	Director
Abraham Nahmias		March 26, 2019

*	Director
Michael Berelowitz		March 26, 2019

*	Director
Ruhama Avraham		March 26, 2019

*	Director
David Braun		March 26, 2019

*	Director	March 26, 2019
Jonathan Burgin

/s/ Eyal Leibovtiz
Eyal Leibovitz
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cellect Biotechnology Ltd. has signed this registration statement in the city of Monsey, the State of New York, on March 26, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative